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                                                                    EXHIBIT 12.1

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                             (DOLLARS IN THOUSANDS)
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                                                             Historical                    Pro Forma     Historical     Pro Forma
                                            --------------------------------------------  -----------  --------------  ------------
                                                                                                              For Six Months
                                              For the Year Ended December 31,                                  Ended June 30,
                                            ------------------------------------------------------     ----------------------------
                                              1993     1994     1995     1996     1997      1997         1997      1998      1998
                                            -------- -------- -------- -------- --------  --------     --------  --------  --------
Income (loss) before income taxes, minority
  interest and extraordinary item            (2,424)  (3,596) (12,860) (18,910) (20,042)  (31,398)      (7,364)  (10,208)  (16,593)

  Fixed Charges:

Interest expense                              3,141    4,975   14,199   20,633   21,299    30,899        9,998    10,497    15,639

Interest portion of rental expense               88      113      264      428      464       464          232       232       232

Dividends on unconsolidated subsidiary            -        -        -      101      101         -           50        50         -
                                             ------   ------  -------  -------  -------   -------       ------   -------   -------

Earnings                                        805    1,492    1,603    2,252    1,822       (35)       2,916       571      (722)

Fixed charges:

  Interest expense                            3,141    4,975   14,199   20,633   21,299    30,899        9,998    10,497    15,639

  Interest portion of rental expense             88      113      264      428      464       464          232       232       232

  Dividends on unconsolidated subsidiary          -        -        -      101      101         -           50        50         -
                                             ------   ------  -------  -------  -------   -------       ------   -------   -------
Total Fixed Charges                           3,229    5,088   14,463   21,162   21,864    31,363       10,280    10,779    15,871

Ratio of Earnings to Fixed Charges              n/a      n/a      n/a      n/a      n/a       n/a          n/a       n/a       n/a

Earnings inadequate to cover fixed charges:
  Fixed Charges                               3,229    5,088   14,463   21,162   21,864    31,363       10,280    10,779    15,871
  Earnings                                      805    1,492    1,603    2,252    1,822       (35)       2,916       571      (722)
                                             ------   ------  -------  -------  -------   -------       ------   -------   -------
  Amount earnings inadequate                 (2,424)  (3,596) (12,860) (18,910) (20,042)  (31,398)      (7,364)  (10,208)  (16,593)
                                             ======   ======  =======  =======  =======   =======       ======   =======   =======
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